Exhibit 99.1

         Arrow Electronics Posts Strong Third Quarter Results

    MELVILLE, N.Y.--(BUSINESS WIRE)--Oct. 27, 2005--

          Generates $80 Million of Cash Flow from Operations;
      Year-to-Date Cash Flow from Operations Nearly $300 Million

    Arrow Electronics, Inc. (NYSE:ARW) today reported third quarter 2005 net income of $63.5 million ($.54 and $.52 per share on a basic and diluted basis, respectively) on sales of $2.71 billion, compared with net income of $63.4 million ($.55 and $.52 per share on a basic and diluted basis, respectively) on sales of $2.62 billion in the third quarter of 2004. Cash flow from operations in the third quarter of 2005 was $79.9 million, compared with $51.9 million in the third quarter of 2004. The company's results for 2005 and 2004 include a number of items outlined below that impact their comparability. A reconciliation of these items is provided under the heading "Certain Non-GAAP Financial Information." Excluding those items, net income for the quarter ended September 30, 2005 would have been $63.8 million ($.54 and $.52 per share on a basic and diluted basis, respectively) and net income for the quarter ended September 30, 2004 would have been $55.8 million ($.48 and $.46 per share on a basic and diluted basis, respectively).
    Consolidated operating income of $118.4 million, excluding the items impacting comparability, was up 12% from $105.8 million over last year's third quarter. Operating income as a percentage of sales, excluding the previously mentioned items impacting comparability, decreased by 10 basis points sequentially, and increased by 40 basis points year-over-year.
    "We delivered strong results against the backdrop of traditional seasonal weakness in Europe and the computer products business in the third quarter," said William E. Mitchell, President and Chief Executive Officer. "In addition to posting our 11th consecutive quarter of year-over-year sales growth, we again increased operating income at a faster pace than sales as a result of our ability to leverage our cost structure to drive further operating efficiencies," added Mr. Mitchell.
    Worldwide components sales of $2.08 billion were flat sequentially and up 4% from last year's third quarter. "Component sales in our Asia/Pacific region advanced to a new record level and North America had strong profitability gains on its second consecutive quarterly increase in daily shipping rates," said Mr. Mitchell, "while our European business experienced normal seasonality as well as continued difficult macroeconomic conditions."
    Worldwide computer products sales of $632 million decreased 8% sequentially in this seasonally weak quarter and increased 1% year-over-year. The sequential decline in computer products sales was generally consistent with prior years. "Our North American Computer Products business achieved its 10th consecutive quarter of year-over-year sales increases as well as its 17th consecutive quarter of year-over-year growth in operating income," added Mr. Mitchell.
    The company's results for the third quarter of 2005 and 2004 include a number of items outlined below that impact their comparability:

    -- During the third quarter of 2005, the company repurchased, through a series of transactions, an additional $57.8 million accreted value of its zero coupon convertible debentures due in 2021, which could have been initially put to the company in February 2006 ("convertible debentures"). The related loss on the repurchases, including the premium paid and the write-off of related deferred financing costs, aggregated $1.1 million ($.7 million net of related taxes or $.01 per share).

    -- During the third quarter of 2005, in connection with previously announced restructuring initiatives, the company recorded a net charge of $.1 million (a gain of $.4 million net of related taxes or $.01 per share). Included in the restructuring charge is a gain on the sale of property that, because of existing capital tax loss carryforwards, will not be taxed.

    -- During the third quarter of 2004, the company recorded an acquisition indemnification credit of $9.7 million ($.09 and $.08 per share on a basic and diluted basis, respectively) resulting from the settlement of a claim related to its French subsidiary, Tekelec SA.

    -- During the third quarter of 2004, the company recorded a net restructuring charge of $.4 million ($.2 million net of related taxes).

    -- During the third quarter of 2004, the company repurchased $19.8 million accreted value of its convertible debentures. The related loss on the repurchase, including the premium paid and the write-off of related deferred financing costs, aggregated $.9 million ($.5 million net of related taxes or $.01 per share).

    -- During the third quarter of 2004, the company recorded a loss on the write-down of an investment security of $1.3 million ($.01 per share) for an other-than-temporary decline in the fair value of this investment in accordance with Statement of Financial Accounting Standards No. 115.

    "Looking to the fourth quarter, we fully expect our computer products business to experience a combination of continued organic growth and traditional seasonality. In the components business, we expect normal seasonality in Asia/Pacific, stability in North America with an increase in daily shipping rates offset by fewer shipping days, and continued weak business conditions in Europe," said Paul J. Reilly, Senior Vice President and Chief Financial Officer. "Based upon all of the information known to us today, we expect fourth quarter revenues to be between $2.8 billion and $2.9 billion, with worldwide component sales between $2.05 billion and $2.1 billion and worldwide computer product sales between $750 million and $800 million. We expect earnings per share on a diluted basis, excluding charges, in the range of $.56 to $.59 per share," said Mr. Reilly.
    "We continued to execute well and achieve our overarching objectives of growing earnings faster than sales, growing sales faster than the market, and being cash positive on a consistent basis," said Mr. Mitchell. "We remain focused on our goal to deliver premium investment results to our shareholders," added Mr. Mitchell.

    NINE MONTH RESULTS

    Arrow's net income for the first nine months of 2005 was $179.2 million ($1.53 and $1.48 per share on a basic and diluted basis, respectively) on sales of $8.2 billion, compared with net income of $159.8 million ($1.42 and $1.36 per share on a basic and diluted basis, respectively) on sales of $7.9 billion in the first nine months of 2004. Year-to-date cash flow from operations of $296.1 million compares to a use of $107.9 million for the first nine months of 2004.
    Net income for the first nine months of 2005 includes the aforementioned restructuring charges and charges associated with the loss on prepayment of debt. Additionally, during the first six months of 2005, restructuring charges of $8.9 million ($5.5 million net of related taxes or $.04 and $.03 per share on a basic and diluted basis, respectively), a loss of $2.1 million ($1.2 million net of related taxes or $.01 per share) on the repurchase of $94.0 million accreted value of its convertible debentures, an acquisition indemnification credit of $1.7 million ($1.3 million net of related taxes or $.01 per share on a basic basis), and a write-down of an investment of $3.0 million ($.03 per share) were recorded.
    Net income for the first nine months of 2004 includes the aforementioned acquisition indemnification credit, restructuring charges, a charge associated with the loss on prepayment of debt, and a write-down of an investment. Additionally, during the first six months of 2004, restructuring charges of $7.6 million ($4.6 million net of related taxes or $.04 per share) were recorded. Also, the company repurchased, through a series of transactions, $250.0 million principal amount of its 8.7% senior notes due in October 2005 and $233.6 million accreted value of its convertible debentures. As a result of these repurchases, a loss on prepayment of debt of $30.8 million ($18.4 million net of related taxes or $.17 and $.15 per share on a basic and diluted basis, respectively) was recorded. Excluding these items, net income would have been $187.9 million ($1.60 and $1.55 per share on a basic and diluted basis, respectively) and $175.1 million ($1.56 and $1.48 per share on a basic and diluted basis, respectively) for the first nine months of 2005 and 2004, respectively.
    Arrow Electronics is a major global provider of products, services, and solutions to industrial and commercial users of electronic components and computer products. Headquartered in Melville, New York, Arrow serves as a supply channel partner for nearly 600 suppliers and 150,000 original equipment manufacturers, contract manufacturers, and commercial customers through a global network of more than 200 locations in 53 countries and territories.

    Certain Non-GAAP Financial Information

    In addition to disclosing results that are determined in accordance with Generally Accepted Accounting Principles ("GAAP"), the company provides certain non-GAAP financial information relating to operating income, net income and net income per basic and diluted share, each as adjusted for certain charges, credits and losses that the company believes impact the comparability of its results of operations. These charges, credits and losses arise out of the company's acquisitions of other companies, the company's efficiency enhancement initiatives, the prepayment of debt, and the write-down of investments. Reconciliations of the company's non-GAAP financial information to GAAP are set forth in the table below.
    The company believes that such non-GAAP financial information is useful to investors to assist in assessing and understanding the company's operating performance and underlying trends in the company's business because management considers the charges, credits and losses referred to above to be outside the company's core operating results. This non-GAAP financial information is among the primary indicators management uses as a basis for evaluating the company's financial and operating performance. In addition, the company's Board of Directors may use this non-GAAP financial information in evaluating management performance and setting management compensation.
    The presentation of this additional non-GAAP financial information is not meant to be considered in isolation or as a substitute for, or alternative to, operating income, net income and net income per basic and diluted share determined in accordance with GAAP. Analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP.




                        ARROW ELECTRONICS, INC.
                        EARNINGS RECONCILIATION
                 (In thousands except per share data)

                            Three Months Ended    Nine Months Ended
                               September 30,          September 30,
                           --------------------  --------------------
                              2005      2004        2005      2004
                           ---------  ---------  ---------  ---------
Operating income, as
 reported                  $118,238   $115,047   $345,489   $340,743
  Acquisition
   indemnification credit         -     (9,676)    (1,672)    (9,676)
  Restructuring charges         112        407      8,997      7,984
                           ---------  ---------  ---------  ---------
Operating income, as
 adjusted                  $118,350   $105,778   $352,814   $339,051
                           =========  =========  =========  =========

Net income, as reported    $ 63,523   $ 63,397   $179,163   $159,781
  Acquisition
   indemnification credit         -     (9,676)    (1,267)    (9,676)
  Restructuring charges
   (gain)                      (442)       175      5,016      4,756
  Loss on prepayment of
   debt                         672        545      1,919     18,952
  Write-down of investments       -      1,318      3,019      1,318
                           ---------  ---------  ---------  ---------
Net income, as adjusted    $ 63,753   $ 55,759   $187,850   $175,131
                           =========  =========  =========  =========
Net income per basic share,
 as reported               $    .54   $    .55   $   1.53   $   1.42
  Acquisition
   indemnification credit         -       (.09)      (.01)      (.09)
  Restructuring charges
   (gain)                      (.01)         -        .03        .05
  Loss on prepayment of
   debt                         .01        .01        .02        .17
  Write-down of investments       -        .01        .03        .01
                           ---------  ---------  ---------  ---------
Net income per basic share,
 as adjusted               $    .54   $    .48   $   1.60   $   1.56
                           =========  =========  =========  =========
Net income per diluted
 share, as reported(a)     $    .52   $    .52   $   1.48   $   1.36
  Acquisition
   indemnification credit         -       (.08)         -       (.08)
  Restructuring charges
   (gain)                      (.01)         -        .03        .04
  Loss on prepayment of
   debt                         .01        .01        .01        .15
  Write-down of investments       -        .01        .03        .01
                           ---------  ---------  ---------  ---------
Net income per diluted
 share, as adjusted        $    .52   $    .46   $   1.55   $   1.48
                           =========  =========  =========  =========



    (a) In computing net income per diluted share for the three and nine months ended September 30, 2005, net income was increased by $1,059 and $4,285, respectively, for interest (net of taxes) related to the zero coupon convertible debentures ("convertible debentures") which are dilutive common stock equivalents. In addition, the diluted average number of shares outstanding for the three and nine months ended September 30, 2005 includes 3,844 shares and 5,412 shares, respectively, related to the convertible debentures.

    In computing net income per diluted share for the three and nine months ended September 30, 2004, net income was increased by $2,143 and $9,085, respectively, for interest (net of taxes) related to the convertible debentures which are dilutive common stock equivalents. In addition, the diluted average number of shares outstanding for the three and nine months ended September 30, 2004 includes 8,331 shares and 10,558 shares, respectively, related to the convertible debentures.

    Safe Harbor

    The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This press release contains forward-looking statements that are subject to certain risks and uncertainties which could cause actual results or facts to differ materially from such statements for a variety of reasons including, but not limited to: industry conditions, changes in product supply, pricing, and customer demand, competition, other vagaries in the computer products and electronic components markets, changes in relationships with key suppliers, the effects of additional actions taken to lower costs, the ability of the company to generate additional cash flow and the other risks described from time to time in the company's reports to the Securities and Exchange Commission (including the company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q). Forward-looking statements are those statements, which are not statements of historical fact. You can identify these forward-looking statements by forward-looking words such as "expects," "anticipates," "intends," "plans," "may," "will," "believes," "seeks," "estimates," and similar expressions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update publicly or revise any forward-looking statements.




                        ARROW ELECTRONICS, INC.
                 CONSOLIDATED STATEMENT OF OPERATIONS
                 (In thousands except per share data)

                       Three Months Ended      Nine Months Ended
                          September 30,           September 30,
                     ----------------------  ----------------------
                        2005         2004       2005        2004
                     ----------  ----------  ----------  ----------

Sales                $2,710,168  $2,619,143  $8,204,586  $7,923,391
                     ----------  ----------  ----------  ----------
Costs and expenses:
  Cost of products
   sold               2,290,912   2,198,980   6,911,768   6,628,974
  Selling, general
   and
   administrative
   expenses             290,376     301,973     903,454     913,865
  Depreciation and
   amortization          10,530      12,412      36,550      41,501
  Acquisition
   indemnification
   credit                     -      (9,676)     (1,672)     (9,676)
  Restructuring
   charges                  112         407       8,997       7,984
                     ----------  ----------  ----------  ----------
                      2,591,930   2,504,096   7,859,097   7,582,648
                     ----------  ----------  ----------  ----------

Operating income        118,238     115,047     345,489     340,743

Equity in earnings
 of affiliated
 companies                1,373       1,566       3,013       2,912

Loss on prepayment
 of debt                  1,123         911       3,209      31,692

Write-down of
 investments                  -       1,318       3,019       1,318

Interest expense,
 net                     22,291      24,350      70,766      79,563
                     ----------  ----------  ----------  ----------
Income before
 income taxes and
 minority interest       96,197      90,034     271,508     231,082

Provision for
 income taxes            32,399      26,392      91,770      70,474
                     ----------  ----------  ----------  ----------
Income before
 minority interest       63,798      63,642     179,738     160,608

Minority interest           275         245         575         827
                     ----------  ----------  ----------  ----------

Net income           $   63,523  $   63,397  $  179,163  $  159,781
                     ==========  ==========  ==========  ==========

Net income per share:
  Basic              $      .54  $      .55  $     1.53  $     1.42
                     ==========  ==========  ==========  ==========
  Diluted            $      .52  $      .52  $     1.48  $     1.36
                     ==========  ==========  ==========  ==========
Average number of
 shares
 outstanding:
  Basic                 118,594     115,175     117,265     112,217

  Diluted               124,162     124,862     124,010     124,500


   This interim report is subject to independent audit at year-end.






                        ARROW ELECTRONICS, INC.
                      CONSOLIDATED BALANCE SHEET
                            (In thousands)

                                           September 30, December 31,
                                               2005         2004
                                            ----------- -----------
ASSETS

Current assets:
  Cash and cash equivalents                 $  653,667  $  305,294
  Short-term investments                             -     158,600
                                            ----------- -----------
    Total cash and short-term investments      653,667     463,894
  Accounts receivable, net                   2,068,476   1,984,122
  Inventories                                1,382,718   1,486,478
  Prepaid expenses and other assets            107,629      93,039
                                            ----------- -----------
    Total current assets                     4,212,490   4,027,533
                                            ----------- -----------
Property, plant and equipment at cost:
  Land                                          35,951      40,340
  Buildings and improvements                   156,198     182,610
  Machinery and equipment                      412,593     420,455
                                            ----------- -----------
                                               604,742     643,405
  Less: accumulated depreciation and
   amortization                               (383,732)   (380,422)
                                            ----------- -----------
    Property, plant and equipment, net         221,010     262,983
                                            ----------- -----------
Investments in affiliated companies             36,580      34,302
Cost in excess of net assets of companies
 acquired                                      926,689     974,285
Other assets                                   188,019     209,998
                                            ----------- -----------
    Total assets                            $5,584,788  $5,509,101
                                            =========== ===========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable                          $1,389,363  $1,261,971
  Accrued expenses                             404,620     395,955
  Short-term borrowings, including current
   portion of long-term debt                   173,572       8,462
                                            ----------- -----------
    Total current liabilities                1,967,555   1,666,388
                                            ----------- -----------
Long-term debt                               1,154,900   1,465,880
Other liabilities                              177,840     182,647
Shareholders' equity:
  Common stock, par value $1:
  Authorized - 160,000 shares in 2005 and
   2004
  Issued - 119,740 shares in 2005 and
   117,675 in 2004                             119,740     117,675
  Capital in excess of par value               846,524     797,828
  Retained earnings                          1,324,969   1,145,806
  Foreign currency translation adjustment       14,289     190,595
                                            ----------- -----------
                                             2,305,522   2,251,904
  Less: Treasury stock (265 and 1,374
         shares in 2005 and 2004,
         respectively), at cost                 (7,093)    (36,735)
        Unamortized employee stock awards       (3,007)     (3,738)
        Other                                  (10,929)    (17,245)
                                            ----------- -----------
     Total shareholders' equity              2,284,493   2,194,186
                                            ----------- -----------
     Total liabilities and shareholders'
      equity                                $5,584,788  $5,509,101
                                            =========== ===========

   This interim report is subject to independent audit at year-end.






                        ARROW ELECTRONICS, INC.
                 CONSOLIDATED STATEMENT OF CASH FLOWS
                            (In thousands)

                                                  Nine Months Ended
                                                    September 30,
                                               ----------------------
                                                  2005        2004
                                               ----------  ----------
Cash flows from operating activities:
  Net income                                   $ 179,163   $ 159,781
                                               ----------  ----------
  Adjustments to reconcile net income to net
   cash provided by (used for) operations:
      Minority interest                              575         827
      Depreciation and amortization               36,550      41,501
      Accretion of discount on convertible
       debentures                                  7,166      13,459
      Amortization of deferred financing costs
       and discount
        on notes                                   2,796       3,867
      Amortization of restricted stock and
       performance awards                          5,209       6,594
      Equity in earnings of affiliated
       companies                                  (3,013)     (2,912)
      Deferred income taxes                           94       2,060
      Acquisition indemnification credit, net
       of taxes                                   (1,267)     (9,676)
      Restructuring charges, net of taxes          5,016       4,756
      Loss on prepayment of debt, net of taxes     1,919      18,952
      Write-down of investments                    3,019       1,318
      Change in assets and liabilities, net of
       effects of acquired businesses:
         Accounts receivable                    (152,656)   (146,519)
         Inventories                              57,221    (197,096)
         Prepaid expenses and other assets        (5,072)       (492)
         Accounts payable                        156,910     (32,498)
         Accrued expenses                          1,977       5,636
         Other                                       447      22,532
                                               ----------  ----------
  Net cash provided by (used for) operating
   activities                                    296,054    (107,910)
                                               ----------  ----------

Cash flows from investing activities:
  Acquisition of property, plant and equipment,
   net                                           (19,789)    (16,701)
  Proceeds from sale of facilities                18,353       8,616
  Cash consideration paid for acquired
   businesses                                    (24,624)    (34,725)
  Proceeds from notes receivable                   1,113       8,333
  Purchase of short-term investments            (230,456)   (203,486)
  Proceeds from sale of short-term investments   389,056     203,486
  Other                                            3,711        (140)
                                               ----------  ----------
  Net cash provided by (used for) investing
   activities                                    137,364     (34,617)
                                               ----------  ----------

Cash flows from financing activities:
  Change in short-term borrowings                  9,036     (29,827)
  Change in long-term debt                        (2,037)     (1,904)
  Repurchase of senior notes                           -    (268,399)
  Repurchase of convertible debentures          (152,449)   (262,172)
  Proceeds from common stock offering                  -     312,789
  Proceeds from exercise of stock options         69,355      13,900
                                               ----------  ----------
  Net cash used for financing activities         (76,095)   (235,613)
                                               ----------  ----------

Effect of exchange rate changes on cash           (8,950)      3,294
                                               ----------  ----------
Net increase (decrease) in cash and cash
 equivalents                                     348,373    (374,846)
Cash and cash equivalents at beginning of
 period                                          305,294     612,404
                                               ----------  ----------
Cash and cash equivalents at end of period     $ 653,667   $ 237,558
                                               ==========  ==========

This interim report is subject to independent audit at year-end.






                        ARROW ELECTRONICS, INC.
                          SEGMENT INFORMATION
                            (In thousands)

                        Three Months Ended       Nine Months Ended
                            September 30,           September 30,
                      ----------------------- -----------------------
                          2005        2004        2005        2004
                      ----------  ----------- ----------  -----------
Sales:
  Components          $2,078,106  $1,991,625  $6,249,784  $ 6,068,807
  Computer Products      632,062     627,518   1,954,802    1,854,584
                      ----------  ----------- ----------  -----------
    Consolidated      $2,710,168  $2,619,143  $8,204,586  $ 7,923,391
                      ==========  =========== ==========  ===========

Operating income:
  Components          $  105,981  $   98,418  $  307,278  $   328,740
  Computer Products       35,845      30,918     112,202       83,230
  Corporate (a)          (23,588)    (14,289)    (73,991)     (71,227)
                      ----------  ----------- ----------  -----------
    Consolidated      $  118,238  $  115,047  $  345,489  $   340,743
                      ==========  =========== ==========  ===========

(a) Includes an acquisition indemnification credit of $1.7 million for the nine months ended September 30, 2005, as well as restructuring charges of $.1 million and $9.0 million for the three and nine months ended September 30, 2005, respectively. Also included is an acquisition indemnification credit of $9.7 million for the three and nine months ended September 30, 2004, and restructuring charges of $.4 million and $8.0 million for the three and nine months ended September 30, 2004, respectively.

   This interim report is subject to independent audit at year-end.


    CONTACT: Arrow Electronics, Inc.
             Ira M. Birns
             Vice President and Treasurer
             631-847-1657
                           or
             Paul J. Reilly
             Senior Vice President and Chief Financial Officer
             631-847-1872
                          or
             Media:
             Jacqueline F. Strayer
             Vice President, Corporate Communications
             631-847-2101